EXHIBIT 99.1

NEWS RELEASE
For Release: Thursday, October 19, 2006, 3:05 pm Central Time	Contact: Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES THIRD QUARTER

NET SALES UP 28% TO RECORD $11 MILLION

MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq:VASC) today announced record revenue for the third quarter ended September 30, 2006 of $11.0 million, a 28% increase over the $8.6 million recorded in the third quarter of 2005.

The third quarter of 2006 represented the company’s eleventh consecutive quarter of record net sales. Growth in each major product line contributed to the increase in revenue. In total, over 87% of net sales in the third quarter came from sales of new product lines Vascular Solutions has internally developed and launched in the U.S. since 2003.

The resulting net loss for the third quarter was $368,000 or $0.02 per share, compared to net income of $60,000 or $0.00 per share in the third quarter of 2005. During the third quarter of 2006 the company incurred $747,000 in expenses related to the development and qualification of a new supply of thrombin, a primary component of its hemostatic products, and $278,000 of stock-based compensation expense. As adjusted (excluding the thrombin qualification expenses, stock-based compensation expense and assuming a tax rate of 39%) net income was $401,000 or $0.03 per fully diluted share in the third quarter of 2006, increasing from adjusted net income of $300,000 or $0.02 per fully diluted share in the third quarter of 2005. The third quarter of 2006 represented the company’s seventh successive quarter of adjusted net income.

Commenting on third quarter results, Vascular Solutions Chief Executive Officer Howard Root said: “Establishing another sales record in the soft summer months of the third quarter is a significant achievement for our company and our sales force. This quarter our sales growth was led by impressive growth in our Vari-Lase® endovenous laser products and our new specialty catheters. We continue to move new products quickly through our development process, and we have licensed additional new ideas for products from our customers. In the third quarter we gained further assurances of an adequate supply of thrombin for our hemostatic products, and we continue to believe that our current working capital and line of credit are adequate for all of our future capital needs. Building off this progress, we expect to continue to set new quarterly sales records each quarter for the foreseeable future.”

Net sales of the D-Stat Dry™ product line totaled $4.2 million during the third quarter, an increase of 15% over the third quarter of 2005. “With the recent FDA-clearance of a new indication for the Dry, our sales force now has the ability to make direct claims that the D-Stat Dry reduces the time-to-hemostasis following diagnostic catheterizations,” commented Mr. Root. “This is an important competitive advantage over the non-thrombin patches that we will take advantage of with new sales materials and marketing programs.”

Net sales of the Pronto™ extraction catheter totaled $2.3 million in the third quarter, an increase of 36% over the third quarter of 2005. “Other companies have seen our success with the Pronto and have followed by launching their own aspiration catheters,” commented Mr. Root. “But our third generation Pronto V3 catheter incorporates the experience we have gained with our first two generations of our Pronto and results a best-in-class product when compared to these first generation offerings.”

Net sales of the Vari-Lase® endovenous laser product line totaled $1.9 million in the third quarter, an increase of 73% over the third quarter of 2005. Net sales of the disposable products within the Vari-Lase product line increased 113% in the third quarter of 2006 over the third quarter of 2005. “The third quarter demonstrated impressive growth in our Vari-Lase business, especially in the disposable products segment considering the reluctance of patients to receive treatment of their varicose veins in the summer months,” commented Mr. Root. “Countering this seasonal effect, our new Completely Custom line of disposables has been very favorably received by the market, providing a level of choice and convenience to customers that is unmatched in the endovenous laser market,” Mr. Root added.

Net sales of specialty catheters, which consist of the Langston® dual lumen catheters, Twin-Pass® dual access and Skyway™ support catheters, were $715,000 in the third quarter of 2006, an increase of 126% over the third quarter of 2005. “The Twin-Pass is beginning to receive significant mention at major medical meetings as a unique clinical tool,” commented Mr. Root. “Our strategy of focusing on clinical niches that the large companies ignore is particularly applicable to this specialty catheter category, with several additional unique products working through our development process for launch in the fourth quarter of 2006 and into 2007,” added Mr. Root.

Net sales of access products, which consist of micro-introducers and specialty guidewires, totaled $418,000 in the third quarter, an increase of 150% over the third quarter of 2005. “While access products are less prominent than our other products, they are a very nice recurring revenue stream that is beginning to generate material sales,” commented Mr. Root. “This product line is expected to grow substantially over the next year with broader sales activities and the expected launch of new VSI-proprietary versions,” Mr. Root added.

Net sales of the D-Stat® Flowable hemostat were $683,000 in the third quarter of 2006, an increase of 16% over the third quarter of 2005. “We expect the D-Stat Flowable to continue to grow modestly with its current indications for use,” commented Mr. Root. “Our PMA Supplement for the ‘pocket protector’ use of Flowable in pacemaker and ICD implants is being reviewed by the FDA, with a response expected to be received by the end of 2006.”

Net sales of the Duett™ sealing device totaled $565,000 in the third quarter of 2006. “We continue to support and ‘harvest’ our Duett product line with our existing customers, resulting in the expected decline in sales,” commented Mr. Root.

Overall gross margin across all products was 67% in the third quarter of 2006, in line with expectations, but down from 73% in the third quarter of 2005. The gross margin decrease was principally due to the growth in sales of products other than the D-Stat Dry, which has a substantially higher gross margin than the other products, and the conversion to the Pronto V3, which has a higher manufacturing cost than the original Pronto. Gross margins also were negatively affected by the addition of the new stock-based compensation expense. Based on projected selling mix across products, planned manufacturing cost improvements and the inclusion of stock-based compensation, gross margins for the fourth quarter of 2006 are expected to be in the range of 67% and 69%.

During the third quarter, the company solidified its long-term supply of thrombin for use as a component in its hemostatic devices. “Recently, our thrombin supplier King Pharmaceuticals agreed to allow us to purchase additional thrombin in 2007 at the same price as we previously purchased in 2005,” commented Mr. Root. “We project that the purchases we expect to make in 2007 under this extension will satisfy all of our thrombin requirements at least into the second half of 2009. Longer term, we continue to make good progress on the qualification of our new supply of thrombin, with enrollment progressing in our 270-patient clinical study and our initial BLA submission expected to occur yet in October. Our ability to purchase additional thrombin from King combined with continued progress in our development of a new supply of thrombin provides us with the confidence to more actively promote our thrombin-based products and to generate new thrombin-based devices,” commented Mr. Root.

The company also issued guidance for the fourth quarter of 2006 and preliminary 2007 annual sales guidance. Net sales in the fourth quarter are expected to increase to between $11.1 million and $11.5 million, at least a 25% increase over the fourth quarter of 2005. “Looking into 2007, we expect our new product launches as well a renewed sales emphasis on D-Stat Dry will drive sales growth, with a preliminary 2007 sales guidance of between $51 million and $55 million being reasonable. We plan on providing more specific 2007 guidance in our fourth quarter earnings release. We continue to believe that our strategy of internally developing a variety of new clinically-based products sold by our focused direct sales force to our existing customers will allow us to achieve our next long term milestone, which is $100 million in annual sales,” concluded Mr. Root.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relation’s portion of our web site at www.vascularsolutions.com . Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software. An audio replay of the call will be available until Thursday, November 2, 2006 by dialing 1-800-642-1687 and entering conference ID #8009638. A recording of the call will also be archived on the Company’s web site, www.vascularsolutions.com until Thursday, November 2, 2006. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Net sales	$10,955	$8,574	$31,818	$23,927
Cost of goods sold (1)	3,594	2,330	10,442	6,696
Gross profit	7,361	6,244	21,376	17,231

Operating expenses:
Research and development (1)	1,291	865	3,315	2,710
Clinical and regulatory (1)	694	556	1,893	1,534
Sales and marketing (1)	4,019	3,566	12,694	10,036
General and administrative (1)	942	755	2,830	2,005
Thrombin qualification	747	432	2,368	1,057
Amortization of purchased technology	—	54	73	163

Operating income (loss)	(332)	16	(1,797)	(274)

Interest expense	(55)	—	(157)	—
Interest income	19	44	78	120
Net income (loss)	$(368)	$60	$(1,876)	$(154)

Net income (loss) per share - basic	$(0.02)	$0.00	$(0.13)	$(0.01)
Weighted average shares used in calculating - basic	14,941	14,579	14,873	14,478
Net income (loss) per share - diluted	$(0.02)	$0.00	$(0.13)	$(0.01)
Weighted average shares used in calculating - diluted	14,941	15,670	14,873	14,478

(1) Includes stock-based compensation charges of:
Costs of goods sold	$30	$—	$100	$—
Research and development	49	—	149	—
Clinical and regulatory	22	—	71	—
Sales and marketing	87	—	319	—
General and administrative	90	—	268	—
	$278	$—	$907	$—

VASCULAR SOLUTIONS, INC.

CONDENSED BALANCE SHEETS

	September 30, 2006 (unaudited)	December 31, 2005 (note)
ASSETS
Current assets:
Cash and cash equivalents	$2,196	$4,282
Accounts receivable, net	6,086	4,854
Inventories	7,573	6,962
Prepaid expenses	782	578
Total current assets	16,637	16,676
Property and equipment, net	3,514	2,955
Intangible assets	193	265
Total assets	$20,344	$19,896

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$5,494	$5,789

Long-term debt	1,067	—

Shareholders’ equity:
Total shareholders’ equity	13,783	14,107
Total liabilities and shareholders’ equity	$20,344	$19,896

Note: Derived from the audited financial statements at that date.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, the Company has reported a non-GAAP measure called adjusted net income which excludes certain expenses relating to the qualification of a new supply of thrombin and stock-based compensation, but includes assumed taxes on net income using a 39% tax rate. On October 18, 2004, the Company entered into a supply agreement with Sigma-Aldrich Fine Chemicals for the development, manufacture and supply of bulk thrombin for use in the Company’s hemostatic products. The Company estimates that the development and qualification of this new supply of thrombin will be completed in 2008, with estimated expenditures through the end of 2007 expected to be approximately $5.3 million in operating expenses, $1.7 million in inventory and $0.8 million in capital equipment purchases. The Company has incurred approximately $4.2 million of the operating expenses, all of the capital purchases and all of the inventory expenditures through September 30, 2006. Management believes that although the qualification expenses are a recurring cost, it is useful to exclude them from net income given the short duration of these expenses and the expectation that similar expenses will not need to be incurred for the foreseeable future. Beginning January 1, 2006 the Company recognizes stock-based compensation expense, which has been excluded from adjusted net income to provide comparable financial information to prior periods. In the third quarter of 2006 the Company incurred stock-based compensation expense of $278,000. Management uses the adjusted net income measure in its internal analysis and review of operational performance. Management includes the thrombin qualification expenses as well as the related inventory and capital equipment purchases in its cash projections. Management believes that this adjusted net income measure provides investors with useful information in comparing the Company’s performance over different periods, particularly when comparing this period to periods in which the Company did not incur any expenses relating to these expenses. By using this non-GAAP measure management believes that investors get a better picture of the performance of the Company’s underlying business. Management encourages investors to review the Company’s net income prepared in accordance with GAAP to understand the Company’s performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the Company’s financial results.

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within Interventional radiology and Interventional cardiology. New products introduced since the second half of 2003 include the Vari-Lase® endovenous laser product line for the treatment of varicose veins, the D-Stat Dry™ hemostatic bandage for the rapid control of topical bleeding, the Pronto™ extraction catheter for the mechanical extraction of soft thrombus, the Langston® dual lumen catheter for the measurement of aortic stenosis and the Twin-Pass® dual access catheter for dual wire access in interventional procedures. The Company’s other major products include the Duett™ sealing device to rapidly seal the puncture site following catheterization procedures and the D-Stat® Flowable hemostat for the local management of active bleeding.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of profitability, exposure to intellectual property claims, dependence on key vendors, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

# # #